Exhibit 99.1

Date:	April 6, 2007
Contact:	Robert Thomson
Director, Investor Relations
Phone:	201-804-3047
Email:	bob.thomson@cambrex.com
Release:	Immediate
CAMBREX ANNOUNCES DECLARATION OF SPECIAL CASH DIVIDEND, CLOSING
ON NEW CREDIT FACILITY, AND DISCONTINUANCE OF REGULAR DIVIDEND
     East Rutherford, N.J., April 6, 2007 – Cambrex Corporation (“Cambrex” or the “Company”) (NYSE: CBM) announced today that its Board of Directors approved a one-time payment of $14.00 per share to shareholders through a special cash dividend. This dividend, which will total approximately $400 million, will be financed by approximately $300 million of cash on hand, principally from the remaining net proceeds from the recently completed sale of Cambrex’s Bioproducts and Biopharma businesses, and approximately $100 million of borrowings under a new five year, $200 million credit facility entered into today with a commercial bank group led by JPMorgan Chase Bank, N.A.
     James A. Mack, Chairman, President & Chief Executive Officer commented: “In early 2006, we announced our plan to evaluate strategic alternatives to enhance shareholder value. I am very pleased to announce that as a result of this process, the Company will make this significant one-time distribution of $14.00 per share to our shareholders.”
     Mack continued, “In addition to the dividend, our shareholders will retain their ownership interests in Cambrex, a focused provider of pharmaceutical products and services to both branded and generic pharmaceutical companies worldwide. Given our strong market position, experienced management team, sharp strategic focus, current momentum and positive market conditions, we are excited about our shareholders’ ability to also participate in the Company’s future performance and growth.”
     The special dividend is payable on May 3, 2007 to shareholders of record as of April 20, 2007. The dividend is subject to satisfaction of customary conditions to the drawdown of funds under the new credit facility on the dividend payment date. Because of the magnitude of the special dividend, the New York Stock Exchange has determined that the ex-dividend date will be May 4, 2007, the business day following the payment date. Shareholders of record on the April 20, 2007 record date who subsequently sell their shares of common stock prior to or on the payment date of May 3, 2007 will also be selling their right to receive the special cash dividend. Accordingly, shareholders are advised to contact their financial advisors before selling their shares.
Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

     For U.S. federal income tax purposes, the distribution will be a dividend to the extent it is paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Based on these rules, the Company currently estimates that 55%-65% of the payment will be treated as a dividend for tax purposes, with the balance being a return of capital. This estimate is preliminary and subject to change based upon a comprehensive review and analysis of the Company’s history as well as actual results for the entire 2007 taxable year. Shareholders will receive a Form 1099-DIV in early 2008 notifying them of the portion of the special cash dividend that is treated as a dividend for U.S. federal income tax purposes. Shareholders are encouraged to consult with their own tax and financial advisors regarding the implications of this special distribution.
     The Company also announced that, effective immediately, the Board of Directors is discontinuing its quarterly dividend payment and will instead allocate these cash outlays to support its growth initiatives.
Forward Looking Statements
     This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities. These statements may be identified by the fact that words such as “expects”, “anticipates”, “intends”, “estimates”, “believes” or similar expressions are used in connection with any discussion of future financial and/or operating performance. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in the Company’s periodic reports filed with the SEC. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations including, but not limited to, global economic trends, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and/or regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, performance of minority investments, uncollectible receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, the Company’s ability to receive regulatory approvals for its products, the outcome of the evaluation of strategic alternatives, the availability of financing for the special dividend under the Company’s new credit facility and the accuracy of the Company’s current estimate set forth in this release with respect to its earnings and profits for tax purposes in 2007. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for us to predict which new factors will arise. In addition, we cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

     For further details and a discussion of these and other risks and uncertainties, investors and security holders are cautioned to review the definitive proxy statement filed January 4, 2007 in respect of the Special Meeting of Shareholders dated February 5, 2007, the Cambrex 2006 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other subsequent filings with the SEC, including Current Reports on Form 8-K.
About Cambrex
     Cambrex provides products and services to accelerate the development and commercialization of branded and generic small molecule therapeutics. The Company currently employs approximately 850 worldwide. For more information, please visit www.cambrex.com.
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